Exhibit 10.5
BEACHWOLD PARTNERS, L.P.
423 West 55th Street, 12th Floor
New York, NY 10019
March 27, 2008
Tarragon Corporation
423 West 55th Street, 12th Floor
New York, NY 10019
      Re:    $36,032,861.12 Term Loan
Gentlemen:
     This is to confirm the terms of the $36,032,861.12 credit facility (the “Loan”) pursuant to which Beachwold Partners, L.P. (“Beachwold”), Mr. Robert Rothenberg (“Rothenberg”) and the other lenders who are or hereafter become signatories hereto (together with Beachwold and Rothenberg, collectively, “Lender”) have loaned funds to Tarragon Corporation (“Borrower”). This instrument shall amend, restate, replace and supercede in its entirety that certain January 7, 2008 letter agreement between Beachwold, Lender and Borrower.
1.	Maximum Amount of Facility: Borrower and Lender agree that the outstanding principal balance of the loan (the “Loan”) made by Lender to Borrower is $36,032,861.12 as of the date hereof. The principal amount of the Loan owed to each party comprising Lender as of the date hereof is set forth on Exhibit A annexed hereto.

2.	Maturity Date: The later to occur of (a) March 27, 2013, and (b) the second anniversary of the repayment in full of the Senior Indebtedness, as defined below (the “Maturity Date”).

3.	Advances: Lender has no further obligation to make any advances to Borrower with respect to the Loan.

4.	Interest Rate: The unpaid principal balance of the Loan (including any PIK Interest (as defined below) added to the unpaid principal balance of the Loan under Section 5 below) shall bear interest in an amount equal to (a) cash interest at the rate of 5.00% per annum (“Cash Interest”) plus (b) payment-in-kind interest at the rate of 7.50% per annum (“PIK Interest”). Interest shall be calculated hereunder on the basis of a 360-day year consisting of twelve 30 day months. In no event shall interest be charged hereunder which would violate any applicable law.

5.	Payments: Accrued and unpaid Cash Interest is due and payable in cash in immediately available funds on the later of (a) each January 30, April 30, July 30 and October 30 of each year and (b) the day after required quarterly interest payments are made with respect to the Senior Indebtedness. So long as the Senior Indebtedness has not been paid in full, accrued and unpaid PIK Interest is automatically added to the unpaid principal balance of the Loan as additional principal of the Loan on the first day of each month (and such interest will no longer be accrued and unpaid). After the Senior Indebtedness has been paid in full, accrued and unpaid PIK Interest is due and payable in cash in immediately available funds on each date that Cash Interest is due and payable. All payments shall be made to Beachwold, as agent for Lender, to be distributed by Beachwold to the parties comprising Lender on a pro rata basis.

6.	Voluntary Prepayment: Voluntary prepayments on the unpaid principal balance of the Loan may be made without penalty or premium, in whole or in part, at any time.

7.	Mandatory Prepayment: If (x) the Senior Indebtedness or (y) any indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, the Senior Indebtedness (including any accrued and unpaid interest thereon) has been repaid in full, then within 10 days after the date on which Borrower files its next quarterly report with the Securities Exchange Commission for the fiscal quarter in which the Senior Indebtedness or such other indebtedness has been repaid in full and for each subsequent fiscal quarter as long as the Loan remains outstanding, Borrower shall prepay an aggregate principal amount of the Loan equal to the lesser of (a) 25% of (i) cash and cash equivalents set forth on Borrower’s balance sheet as of the end of such fiscal quarter (as reduced by “cut” but “uncashed” checks reflected as overdrafts in Borrower’s general ledger as of such fiscal quarter-end) minus (ii) $10,000,000 and (b) 25% of (i) the lowest amount of Excess Cash (as defined below) available to Borrower as of the last business day of any month in the next twelve (12) month period following such fiscal quarter minus (ii) $10,000,000; provided that the aggregate principal amount of the Loan to be repaid pursuant to this Section 7 at any time shall be determined and approved by the disinterested members of Borrower’s board of directors, whose determination shall be final and binding. For purposes of this Section 7, “Excess Cash” shall mean the excess cash forecasted to be available to Borrower as of the last business day of each month of the relevant rolling twelve month period following each fiscal quarter-end, as set forth in Borrower’s business plan for such period, which business plan shall have been prepared in a manner consistent with past practice.

8.	Final Payment: The outstanding principal balance of the Loan (including any PIK Interest added to the unpaid principal balance of the Loan under

Section 5 above) is payable in full on the Maturity Date. All accrued and unpaid interest, and all other sums owed under the Loan, shall be due and payable on the Maturity Date.

9.	Default: Upon any failure by Borrower to make any payment to Lender within five (5) business days after the date it is due, Borrower shall be in default under this facility and Lender shall have the right to declare the entire indebtedness immediately due and payable. Following any such default, PIK Interest shall, at Lender’s option, accrue and be payable at the lesser of twenty five percent (25%) per annum or the maximum interest rate which may be collected from Borrower under applicable law.

10.	Promissory Notes and Further Documentation: Borrower shall execute one or more promissory notes in form and substance reasonably satisfactory to Lender to evidence its indebtedness under the Loan. At the request of Beachwold, separate promissory notes shall be issued to each party comprising Lender in the principal amount loaned by each Lender. Advances and repayments and the outstanding amounts owed to each party comprising Lender shall be recorded on the books and records of Beachwold, which shall be deemed correct absent manifest error. Borrower shall execute such further promissory notes and other documentation as Lender may require, from time-to-time to confirm the terms and/or status of the Loan, the amount owed to each party comprising Lender, and any additional parties which become constituent members of Lender hereunder.

11.	Costs/Attorneys Fees: Borrower shall be responsible for and shall pay to Lender on demand, all of Lender’s costs and expenses incurred in connection with the Loan, including without limitation, attorneys fees.

12.	Agent Provisions: All communications from the Borrower to the Lender shall be made through Beachwold, as agent for Lender (“Agent”). All communications from any party comprising Lender to the Borrower shall be made through Agent. Agent shall have sole authority to act on behalf of Lender in all matters concerning the Loan, including, without limitation, any modifications or amendments (provided that no modifications to the Maturity Date or to the principal, interest or other amounts owed to any party comprising Lender shall be effective without such party’s written consent), and any subordination agreements between Lender and the trustees or holders of the Taberna Preferred Funding indebtedness.

13.	Subordination: The Loan and other indebtedness evidenced by this letter agreement is subordinated to the prior payment in full of the Senior Indebtedness as defined in, and to the extent provided in, the Agreement dated as of March 27, 2008, among Taberna Capital Management, LLC, Beachwold, Rothenberg and Borrower.

     Kindly indicate your agreement with, and acceptance of, the foregoing terms by countersigning a copy of this letter agreement where indicated below and returning it to the undersigned.

LENDERS: BEACHWOLD PARTNERS, L.P.
By:	/s/ William S. Friedman
William S. Friedman
General Partner

/s/ Robert P. Rothenberg
Robert P. Rothenberg

Agreed and Accepted:
Tarragon Corporation

By: Name:	/s/ Charles D. Rubenstein Charles D. Rubenstein
Title:	Executive Vice President

EXHIBIT A

Lender

Beachwold Partners, L.P.	$26,032,861.12

Robert P. Rothenberg	10,000,000.00